UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 8, 2009 (May 4, 2009)
Date of Report (Date of earliest event reported)

CELLYNX GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

5047 Robert J Mathews Parkway, Suite 400 El Dorado Hills, California 95762
(Address of principal executive offices)

(916) 941-1403
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 4, 2009, Cellynx Group, Inc., a Nevada corporation (the "Company"), entered into a Securities Issuance Agreement, dated as of April 23, 2009 the form of which is attached hereto as Exhibit 10.1 (the "Agreement"), with Dollardex Group Corp., a Panamian corporation (the "Purchaser") and Robert Legendre (“Mr. Legendre”) and Tareq Risheq (“Mr. Risheq”). Pursuant to the Agreement, the Purchaser agreed to invest $278,500 to the Company and would receive 2,785,000 shares of its common stock (“Shares”) and warrants to purchase 2,785,000 Shares at an exercise price of $0.10 per share.  At this time, the Purchaser has purchased $78,500 of such securities and has agreed to purchase the remainder at a later date.  The warrants have a term of 36 months after the issue date of May 5, 2009.

Under the Agreement, we accepted the resignation of Mr. Legendre as Executive Chairman of the Board of Directors of the Company.  The Company agreed that all of Mr. Legendre’s options would be immediately cancelled.  As full compensation for his services to the Company to date, he would receive 2,000,000 Shares of common stock.  The Company agreed that all of Mr. Risheq’s options would be immediately cancelled.  As full compensation for his services to the Company to date, he would receive 1,500,000 Shares of common stock.

The securities sold and issued pursuant to the Agreements have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

The financing was completed through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended ("Securities Act").  The shares issued for services rendered by Mr. Risheq and Mr. Legendre are exempt from registration pursuant to Section 4(2) as well.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents contained in Exhibit 10.1 which is incorporated herein by reference.

Item 3.02 Sale of Unregistered Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

As forth under Item 1.01 above, on May 4, 2009, we agreed to issue 2,785,000 shares of our common stock and warrants to purchase approximately 2,785,000 shares of our common stock to a certain investor.  Prior to this filing, the investor invested $78,500 and received 785,000 shares and warrants to purchase 785,000 shares.

We also issued 2.0 million and 1.5 million shares to a former director and a former officer, respectively.

All of these recipients represented that they were “accredited” investors as defined under Rule 144 of the Securities Act of 1933, as amended.  We relied upon the exemption from registration as set forth in Section 4 (2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities. The recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

Item 5.02 Departure of Certain Directors; Appointment of Certain Officers.

(b)	Termination of certain officers; resignation or removal of directors other than as a result of disagreement or removal for cause.

In connection with the Agreement, on May 4, 2009, Robert Legendre (the “Resigning Director”) resigned as a member of our board of directors to devote his full time to other career responsibilities.  There were no disagreements between the Resigning Director and any of our officers or directors.

(c)	Appointment of Officer

Effective May 8, 2009, the registrant’s Board of Directors appointed Don Wright, as Chairman of the Board of Directors of the Company.

(d)	Appointment of Director

Effective May 8, 2009, the registrant’s Board of Directors appointed Don Wright as a Chairman of the Board of Directors.

Mr. Wright is currently the CEO of Confluence Capital Group, a firm that provides business consulting services to institutional investors and companies including: raising capital, capital restructuring, business and marketing plans, reporting systems and metrics for stakeholders and management. He also serves on the board of International Stem Cell Corporation (OTCBB: ISCO).

Prior, Mr. Wright to his position at Confluence Capital Group, he founded the Everett, Washington-based Pacific Aerospace & Electronics in 1991 and served as CEO until 2006 for this provider of patented and propriety manufactured components to the aerospace, defense and medical industries.

There are no family relationships among any of our officers or directors.  Mr. Wright has not been named to any committee of the board of directors.  We do not have any compensation agreements with Mr. Wright at this time, although we are negotiating a compensation package with him.  There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Wright had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which Mr. Wright is a party or in which Mr. Wright participates that is entered into or material amendment in connection with our appointment of Mr. Wright, or any grant or award to Mr. Wright or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Wright.

Item 9.01                          Financial Statements and Exhibits.

Exhibit	Description
10.1	Securities Issuance Agreement executed on May 4, 2009 by and among the Registrant, Dollardex Group Corp. and the other parties listed therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLYNX GROUP, INC.
(Registrant)

Date: May 9, 2009	/s/ Daniel Ash
Name: Daniel Ash
Title: Chief Executive Officer